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                                                                   Exhibit 10.11


                              EMPLOYMENT CONTRACT


THIS AGREEMENT is made the 19th day of August 1997 BETWEEN CAYMAN WATER COMPANY LIMITED, a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P.O. Box 1114, George Town, Grand Cayman, B.W.I. ("the Company")

AND

PETER D. RIBBINS of P.O. Box 1114, George Town, Grand Cayman, B.W.I. ("The President")

IT IS AGREED as follows:-

Employment

1 The President is engaged as President and Chief Operating Officer ("the Capacities") of the Company for three (3) years commencing on the 19 of August 1997 but subject to the extension provisions set out in clause 19 and subject to the termination provisions set out in clauses 16 and 17.

Remuneration

2 The President's salary is fixed until 31st December, 1997 at CI$ 91,774.56 per annum payable monthly in arrears, less deductions (other than for Medical Insurance) and other payments which the Company is by law entitled or required to deduct from an employee's remuneration.

3 The President's salary will be reviewed as of each January 1st by the Company's Board of Directors ("the Board") who may grant an increase but shall not reduce the Presidents salary below the level set out in Clause 2 hereof.

4 Further, for each completed financial year, beginning with the financial year 1997, during which the President serves in the Capacities, not later than 28th. February following the end of each financial year, the President will be paid a bonus of:-

         (a) 2.5% of the net profits of the Company calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-valuation of the Company's assets, plus

         (b) 5% of the amount by which the net profits of the Company, determined as aforesaid, for that financial year exceed the highest annual net profit determined in the same manner earned by the Company in any prior financial year.

5 Further, subject to any approvals of Government which may be necessary at the time at which the option is exercised, for each of the financial years ending after 31st December, 1996, during which the President serves for the full year in the capacities, the President shall be granted an option to purchase at a price of US$2.50 per share payable in cash in full on exercise of the option the lesser of:_

         (a)      20,000 Ordinary shares of the Company, or


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         (b)      that number of Ordinary shares which, when added to the then existing number of Ordinary shares which the President then beneficially owns will equal 6% of all Ordinary shares then issued by the Company

6        (1)      The periods for exercise of the options to purchase shares in the Company which have already vested under the President's previous employment contracts with the Company in respect of the years ended 28th February, 1995 and 1996 and the financial year ended 31 December 1996, expire at the close of the Company's business on the ninetieth day after the date of the Auditors Report on the Financial Statements for the year ending 31st December, 1998

         (2) the options granted pursuant to Clause 5 shall be exercisable by the President as follows :-

                  (a) Options vested in respect of the financial years ending 31st December, 1997 and 1998 may be exercised at any time after they vest and before the close of the Company's business on the ninetieth day after the date of the Auditors Report on the Financial Statements for the year ending 31st December, 1998.

                  (b) Options vested in respect of the financial year ended 31st December, 1999 and each financial year thereafter may be exercised at any time after they vest and before the close of the Company's business on the day before the third anniversary of the date of the Auditors Report on the Financial Statements for that financial year.

Area

7 The President's work will be performed mainly in West Bay, Grand Cayman. The Company reserves the right to transfer the President to any other place of business which it may establish in the Cayman Islands.

Responsibilities

8 The President must devote substantially the whole of his time to the Company's business and must use his best endeavours to promote the Company's interest and welfare. Except where such information is a matter of public record or when required to do so by law he must not either before or after this Agreement ends disclose to any person any information relating to the Company or its customers or any confidential information of which he becomes possessed while acting in the Capacities.

9 The President must perform the duties commonly performed by a chief operating officer and also the duties reasonably required of and assigned to him in his position as President and must discharge his duties in accordance with the directions of the Board. The President must perform his duties under this Agreement during normal business hours from Mondays to Fridays inclusive (save on bank holidays) but he accepts that his duties, which include travelling on the Company's business both within the Cayman Islands and abroad, may from time to time require work to be undertaken on Saturdays, Sundays and bank and public holidays. The President must report to the Chairman of the Board, diligently follow and implement all management policies and decisions which the Board communicates to him, prepare and forward in a timely manner all reports and accountings the Board requests and generally be responsible for the effective operation of the Company in accordance with pre-agreed financial and operating budgets. The President will not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company. Provided however the Company consents to the President's



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continued involvement in the following activities:-

                  (a)      share holder/director - HW Holdings Ltd.

                  (b)      share holder/director - Eats Limited

                  (c)      share holder/director - Psgetti's Limited

                  (d)      share holder/director - FCM Ltd:-

10 In case of inability to work due to illness or injury, the President must notify the Company immediately and produce a medical certificate for any absence longer than ten working days. The Company may have the President examined by a doctor approved by it. The President agrees to submit to any medical examination which the Company requires.

11 The President will be entitled to up to ten (10) days sick leave per year without a medical certificate.

Holidays

12 The President is entitled during every twelve (12) month period of employment to the following holidays during which his remuneration will continue to be payable:

         (a)      all public holidays in the Cayman Islands, and

         (b) four (4) weeks' vacation at a time to be approved by the Chairman of the Board.

Reimbursement of Expenses

13 All expenses for which the President claims reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse the President for the cost of entertaining the Company's customers and travelling on the Company's business on the production of the necessary vouchers or on the President's proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.

Non-Solicitation

14 The President must not at any time while he is acting in the Capacities or afterwards either on his own account or for any other person, firm or company solicit, interfere with or endeavour to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were customers of or in the habit of dealing with the Company.

Company Documents

15 All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them relating to the Company's business which the President keeps, prepares or conceives or which become known to him or which are delivered or disclosed to or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property. If the President's employment is terminated for any reason whether voluntarily or involuntarily, or if the Company at any time requests, he must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.



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Termination

16 This Agreement will end and, except to the extent previously accrued, all rights and obligations under it of the Company and the President shall cease if any of the following events occurs:-

         (a.)     The President dies.

         (b.) The President is adjudicated bankrupt or makes any composition with his creditors.

         (c.) The President gives six (6) months written notice to the Company to terminate this Agreement

17       The Company may by notice end this Agreement with immediate effect if:-

         (a.) The President conducts himself in a manner which would justify immediate dismissal in accordance with the Labour Law

         (b.) through physical or mental illness the President is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company shall be conclusive.

         (c) The Company gives written notice to the President and pays to him a sum equal to twice the President's annual salary as described in clause 2 or as increased in accordance with clause 3, for the year in which such termination takes place.

18 In the event that the Company terminates this agreement in accordance with clause 17 (c) hereof:-

         (a) any unvested options to purchase shares in the Company, as described in clause 5, in respect of the financial year in which the termination takes place shall automatically vest on a pro rata basis proportional to the ratio which the period of employment up to the date of termination bears to that calendar year.

         (b) the Company shall remain obliged to keep all benefits, including but not limited to medical insurance and pension contributions, to which the President was entitled as at the date of his termination paid and available to the President for a period of two (2) years from the date of termination.

Extension

19 In the absence of a written agreement to the contrary, on 1st. August of each year, the term of this Agreement shall be automatically extended upon the same terms by a period of one year.

Notices

20 Any notice to be served under this Agreement must be in writing and will be deemed duly served if in the case of one addressed to the Company it is sent by registered post or left at the Company's registered office, or in the case of one sent to the President it is handed to him personally or is delivered to his last known residential address in the Cayman Islands.



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         A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

Previous Agreements Superseded

21. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally, and no change, termination or attempted waiver of any of its provisions will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Clause Headings

22. The clause headings are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

23. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Islands Courts. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid, but if any provision of this Agreement or the application of it is prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.


EXECUTED by and on behalf of                CAYMAN WATER COMPANY
CAYMAN WATER COMPANY LIMITED                LIMITED
by
in the presence of




/s/  [illegible]                            Per: /s/ Raymond Whittaker
-----------------------------------              -------------------------------
Witness

EXECUTED by PETER DANIEL RIBBINS
in the presence of:-



/s/ Tracy Beitz                             /s/ Peter Daniel Ribbins
-----------------------------------         ------------------------------------
Witness                                     PETER DANIEL RIBBINS